Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Announces Exercise and Closing of Over-Allotment Option

New York, June 30, 2010 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that the underwriters of its recent public offering of common stock have fully exercised their over-allotment option and have purchased an additional 1.125 million shares of the Company's common stock at a price of $10.25 per share.  The over-allotment option was granted in connection with the Company's previously announced public offering of 7.5 million shares of common stock completed on June 22, 2010.  With the exercise of the over-allotment option, a total of 8.625 million shares of common stock were sold in the offering.  The Company raised approximately $84.4 million in net proceeds after deducting underwriting discounts and commissions.

The Company expects to use the net proceeds of this offering to make investments in portfolio companies, repay indebtedness owed under its credit facility, and for general corporate purposes.

Citi, BofA Merrill Lynch, Credit Suisse and UBS Investment Bank were joint bookrunning managers for the offering.  BMO Capital Markets was lead manager.  Lazard Capital Markets was co-manager.  Investors are advised to carefully consider the investment objectives, risks and charges and expenses of BlackRock Kelso Capital before investing.  The prospectus contains this and other information about BlackRock Kelso Capital and should be read carefully before investing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the shares referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.  A registration statement relating to these securities was filed and has been declared effective by the Securities and Exchange Commission.

A copy of the prospectus for the offering may be obtained from: Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (telephone number: 1-800-831-9146, email: batprospectusdept@citigroup.com); BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Preliminary Prospectus Department or email Prospectus.Requests@ml.com; Credit Suisse, Attn: Prospectus Dept., One Madison Avenue, New York, NY 10010, 1-800-221-1037; or UBS Investment Bank, Attn: Prospectus Dept., 299 Park Avenue, New York, New York 10171, Telephone: 888-827-7275 Ext. 3884.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements.”  These statements are not guarantees of future performance or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no duty to update any forward looking statements made herein.

Available Information

BlackRock Kelso Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website.

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